Exhibit 10.1

October 11, 2019

Dear Andy,

I am very pleased to congratulate you on your new role as Gilead’s Chief Financial Officer, effective November 1, 2019. In this role you will be designated as a Section 16 Officer. I am looking forward to partnering with you as we continue to move Gilead forward during this exciting time. In accordance with this opportunity, the key employment terms are outlined below:

Your salary on an annualized basis will be $950,000, less taxes, payable bi-weekly. This increase is inclusive of your 2020 annual increase.

(i) Stock Option Grant. Subject to the approval of the Compensation Committee, you will be granted $500,000 in stock options under the Gilead Sciences, Inc. 2004 Equity Incentive Plan to purchase shares of Gilead Sciences, Inc. (‘Gilead”) common stock with an exercise price equal to the fair market value of Gilead common stock at the time of grant. The actual number of stock options you receive will be based on the fair market value on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the Plan in effect for your grant. You will be notified of the details after your options have been granted. Your options will vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination following your cessation of employment.

(ii) Restricted Stock Units. Subject to the approval of the Compensation Committee, you will also be awarded $500,000 in restricted stock units under the Plan at the same time your stock option grant is made. The actual number of restricted stock units you receive will be based on the fair market value on the grant date. Your restricted stock units will vest, and the underlying shares of Gilead common stock issued to you, in a series of four successive annual installments upon your completion of each year of continued employment with Gilead over the four-year period measured from the award date. Each restricted stock unit that vests will entitle you to one share of Gilead common stock. However, the issuance of those vested shares will be subject to Gilead’s collection of all applicable withholding taxes.

You will continue to be eligible to participate in an annual corporate bonus program based on individual and company performance. Your target bonus will be 100% of annual salary, less taxes. The actual payout can range from 0% to 150% of this target based on your performance against your annual goals and objectives, as well as the company’s overall performance. Your 2019 year-end bonus will be pro-rated to reflect the time served at each target bonus level.

You will also continue participating in Gilead's equity award program under which you will be considered for annual awards in the combined form of stock option grants, restricted stock units and performance stock unit awards. For 2020, the aggregate target grant date value for your equity awards will be $3,500,000.

I am very excited about you taking on this role and look forward to your continued contributions to Gilead’s long-term success.

Sincerely,

Daniel O’Day

Chief Executive Officer and Chairman of the Board

Signature: ______________________________

Date: __________________________________